ANTON & CHIA

CERTIFIED PUBLIC ACCOUNTANTS

June 21, 2016

Board of Directors
c/o Mr. Tom Biscardi
Principal Executive Officer and Director
Bigfoot Project Investments Inc.
570 El Camino Real NR-150
Redwood City, VA 94063

Effective June 21, 2016, we will cease our services as your accountants. We have reached this decision reluctantly and after substantial deliberation.

We do not have any disagreement with management or the Company as of April 30, 2016.

/s/ Anton & Chia, LLP
Gregory A. Wahl, CPA
Managing Partner

cc: Office of the Chief Accountant
Mail Stop 6561
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549